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For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

1 of 20
JANUARY 30, 2023 GERMAN AMERICAN BANCORP, INC. (GABC) POSTS STRONG 4TH QUARTER AND ANNUAL EARNINGS; DECLARES 9% CASH DIVIDEND INCREASE

Jasper, Indiana: January 30, 2023 -- German American Bancorp, Inc. (Nasdaq: GABC) reported strong annual earnings of $81.8 million, or $2.78 per share, for the year end December 31, 2022, representing the second highest level of annual earnings in the Company’s history. This level of reported annual earnings resulted in a 13.4% return on average shareholders’ equity, marking the 18th consecutive fiscal year in which the Company has delivered a double-digit return on shareholders’ equity. The Company also announced the declaration of a 9% increase in its quarterly cash dividend, marking the 11th consecutive year of increased cash dividends.

The Company’s 2022 reported annual earnings represented a decrease of $2.3 million, or approximately 12% on a per share basis, from the prior year 2021 record annual earnings of $84.1 million, or $3.17 per share. The 2021 earnings were positively impacted by non-recurring Paycheck Protection Program fees of $12.2 million, reserve release of $6.5 million, and record level mortgage revenues. As a result of the January 1, 2022 acquisition of Citizens Union Bancorp of Shelbyville, Inc. (CUB), 2022 earnings included $18.6 million of one-time merger and acquisition costs and “Day 1” provision under the current expected credit loss (“CECL”) model for an after-tax impact of $14.1 million, or $0.48 per share.

Fourth quarter 2022 net income of $24.4 million, or $0.83 per share, represented an increase of $5.1 million, or approximately 14% on a per share basis, from fourth quarter 2021 net income of $19.3 million, or $0.73 per share, aided in part by the CUB acquisition. In addition to the net income impact of the CUB acquisition, the per share amount for fourth quarter 2022 also reflects the issuance of approximately 2.9 million shares of the Company's common stock as part of the merger consideration. On a quarter over quarter basis, earnings and earnings per share were virtually identical at approximately $24.5 million and $0.83 per share as core operations began to normalize. Fourth quarter 2022 performance was highlighted by strong organic loan growth, continued net interest margin expansion and strong credit metrics. Total loans increased $102 million, or approximately 11% on an annualized basis, and were broad based across all loan categories and all markets.

The 2022 year was marked by the successful integration of CUB, meaningful talent acquisitions, opening of a Greenwood, Indiana (Indianapolis MSA) loan production office, ongoing expense optimization and the execution/advancement of our new five year strategic plan. The Company’s combined enterprise, which encompasses 77 banking offices across two contiguous states, will continue to benefit from its diversified footprint of rural, suburban and urban markets providing a strong deposit franchise base as well as significant organic growth opportunities in banking, insurance and wealth management.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

2 of 20

The Company also announced a 9% increase in the level of its regular quarterly cash dividend, as its Board of Directors declared a regular quarterly cash dividend of $0.25 per share, which will be payable on February 20, 2023 to shareholders of record as of February 10, 2023.

D. Neil Dauby, German American’s President & CEO stated, “We are extremely pleased with our operating results in 2022, continuing our decades long trend of exceptional financial performance. Thanks to the dedicated efforts of our team members, we effectively executed on the integration of our CUB acquisition over the last three quarters of 2022, positioning our Company for continued future success. While we anticipate some potential inflationary and recessionary challenges in 2023, we remain excited and committed to the vitality and future growth of our Indiana and Kentucky communities.”

Balance Sheet Highlights

On January 1, 2022, the Company completed the acquisition of Citizens Union Bancorp of Shelbyville, Inc. (“CUB”). CUB, headquartered in Shelbyville, Kentucky, operated 15 retail banking offices located in Shelby, Jefferson, Spencer, Bullitt, Oldham, Owen, Gallatin and Hardin counties in Kentucky through its banking subsidiary, Citizens Union Bank of Shelbyville, Inc. As of the closing of the transaction, CUB had total assets of approximately $1.109 billion, total loans of approximately $683.8 million, and total deposits of approximately $930.5 million. The Company issued approximately 2.9 million shares of its common stock, and paid approximately $50.8 million in cash, in exchange for all of the issued and outstanding shares of common stock of CUB.

Total assets for the Company totaled $6.156 billion at December 31, 2022, representing a decrease of $103.9 million compared with September 30, 2022 and an increase of $547.5 million compared with December 31, 2021. The decline in total assets at December 31, 2022 compared with September 30, 2022 was largely attributable to a decline in federal funds sold and other short-term investments. The decline in federal funds sold and other short-term investments was driven by loan growth and a decline in total deposits. The increase in total assets at December 31, 2022 compared with December 31, 2021 was in large part attributable to the acquisition of CUB.

Securities available for sale increased $60.0 million as of December 31, 2022 compared with September 30, 2022 and declined $127.9 million compared with December 31, 2021. The changes in the available for sale securities portfolio during both comparative periods was largely attributable to fair value adjustments on the portfolio caused by the rise in market interest rates.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

3 of 20
December 31, 2022 total loans increased $102.3 million, or approximately 11% on an annualized basis, compared with September 30, 2022 and increased $780.7 million, or 26%, compared with December 31, 2021. The increase in loans was broad based across all categories and spread throughout the Company's footprint during the fourth quarter of 2022. Commercial and industrial loans increased approximately $32.2 million, or 20% on an annualized basis, during the fourth quarter of 2022 compared with September 30, 2022, commercial real estate loans increased $43.1 million, or 9% on an annualized basis, while agricultural loans increased $15.8 million, or 16% on an annualized basis. During the fourth quarter of 2022 compared with September 30, 2022, retail loans increased $11.2 million, or 6% on an annualized basis.

The increase at December 31, 2022 compared with December 31, 2021 was largely due to the acquisition of CUB and to organic loan growth from throughout the Company's existing market areas, partially offset by a decrease in PPP loans.

End of Period Loan Balances	12/31/2022	9/30/2022	12/31/2021
(dollars in thousands)

Commercial & Industrial Loans	$676,502	$644,284	$548,350
Commercial Real Estate Loans	1,966,884	1,923,794	1,530,677
Agricultural Loans	417,413	401,608	358,150
Consumer Loans	377,164	370,335	307,184
Residential Mortgage Loans	350,682	346,347	263,565
	$3,788,645	$3,686,368	$3,007,926

Net PPP Loans (included in Commercial & Industrial Loans above)	$—	$—	$19,450

The Company’s allowance for credit losses totaled $44.2 million at December 31, 2022 compared to $44.7 million at September 30, 2022 and $37.0 million at December 31, 2021. The allowance for credit losses represented 1.17% of period-end loans at December 31, 2022 compared with 1.21% at September 30, 2022 and 1.23% of period-end loans at December 31, 2021.

The Company adopted ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) ("CECL") on January 1, 2020. The Company added $9.4 million to the allowance for credit losses in conjunction with the closing of the CUB acquisition on January 1, 2022 related to the CUB loan portfolio. Of the increase in the allowance for credit losses for the CUB portfolio, $6.3 million was recorded through the provision for credit losses on "Day 1" under the CECL model.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

4 of 20
Under the CECL model, certain acquired loans continue to carry a fair value discount as well as an allowance for credit losses. As of December 31, 2022, the Company held net discounts on acquired loans of $6.0 million which included $2.4 million related to the CUB loan portfolio.

Non-performing assets totaled $14.3 million at December 31, 2022 compared to $13.8 million at September 30, 2022 and $14.8 million at December 31, 2021. Non-performing assets represented 0.23% of total assets at December 31, 2022 compared to 0.22% at September 30, 2022 and 0.26% at December 31, 2021. Non-performing loans totaled $14.3 million at December 31, 2022 compared to $13.8 million at September 30, 2022 and $14.8 million at December 31, 2021. Non-performing loans represented 0.38% of total loans at December 31, 2022 compared to 0.37% at September 30, 2022 and 0.49% at December 31, 2021.

Non-performing Assets
(dollars in thousands)
	12/31/2022	9/30/2022	12/31/2021
Non-Accrual Loans	$12,888	$13,054	$14,602
Past Due Loans (90 days or more)	1,427	726	156
Total Non-Performing Loans	14,315	13,780	14,758
Other Real Estate	—	—	—
Total Non-Performing Assets	$14,315	$13,780	$14,758

Restructured Loans	$—	$—	$104

December 31, 2022 total deposits declined $224.3 million, or 16% on an annualized basis, compared to September 30, 2022 and increased $605.7 million, or 13%, compared with December 31, 2021. A competitive market driven by rising interest rates was a contributing factor to the decline in total deposits during the fourth quarter of 2022 compared with September 30, 2022. A meaningful level of the outflow of deposits was captured within the Company's wealth management group. The increase in total deposits at December 31, 2022 compared with December 31, 2021 was largely attributable to the CUB acquisition.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

5 of 20

End of Period Deposit Balances	12/31/2022	9/30/2022	12/31/2021
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,691,804	$1,755,065	$1,529,223
IB Demand, Savings, and MMDA Accounts	3,229,778	3,381,082	2,867,994
Time Deposits < $100,000	235,219	248,455	201,683
Time Deposits > $100,000	193,250	189,739	145,416
	$5,350,051	$5,574,341	$4,744,316

Results of Operations Highlights – Year ended December 31, 2022

Net income for the year ended December 31, 2022 totaled $81,825,000, or $2.78 per share, a decline of $2,312,000, or approximately 12% on a per share basis, from the year ended December 31, 2021 net income of $84,137,000, or $3.17 per share. The change in net income during 2022, compared with 2021, was largely impacted by acquisition-related expenses for the CUB transaction that closed on January 1, 2022. The 2022 results of operations included acquisition-related expenses of $12,323,000 ($9,372,000 or $0.32 per share, on an after tax basis) and also included Day 1 provision for credit losses under the CECL model of $6,300,000 ($4,725,000 or $0.16 per share, on an after tax basis). The decline in per share net income for the year-ended December 31, 2022, as compared to 2021, was also impacted by the Company's January 1, 2022 issuance of approximately 2.9 million shares of common stock as part of the merger consideration in the CUB transaction.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

6 of 20

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Year Ended December 31, 2022			Year Ended December 31, 2021

	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$458,230	$5,765	1.26%	$390,362	$488	0.12%
Securities	1,860,730	50,263	2.70%	1,552,969	35,466	2.28%
Loans and Leases	3,680,708	169,593	4.61%	3,072,302	139,378	4.54%
Total Interest Earning Assets	$5,999,668	$225,621	3.76%	$5,015,633	$175,332	3.50%

Liabilities
Demand Deposit Accounts	$1,738,349			$1,378,647
IB Demand, Savings, and
MMDA Accounts	$3,487,741	$11,462	0.33%	$2,702,271	$2,674	0.10%
Time Deposits	474,409	2,052	0.43%	412,935	2,281	0.55%
FHLB Advances and Other Borrowings	159,029	4,828	3.04%	186,750	4,594	2.46%
Total Interest-Bearing Liabilities	$4,121,179	$18,342	0.45%	$3,301,956	$9,549	0.29%

Cost of Funds			0.31%			0.19%
Net Interest Income		$207,279			$165,783
Net Interest Margin			3.45%			3.31%

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

7 of 20

During the year ended December 31, 2022, net interest income, on a non tax-equivalent basis, totaled $200,584,000, an increase of $39,754,000, or 25%, compared to the year ended December 31, 2021 net interest income of $160,830,000. The increase in net interest income during 2022 compared with 2021 was primarily attributable to a higher level of earning assets, driven in large part by the CUB acquisition, and an expansion of the Company's net interest margin. The increase in net interest income was partially mitigated by a lower level of PPP loan fee recognition.

The tax equivalent net interest margin for the year ended December 31, 2022 was 3.45% compared with 3.31% for the year ended December 31, 2021. The improvement in the Company's net interest margin during 2022 was largely attributable to improved yields on earning assets driven by increased market interest rates.

Fees recognized on PPP loans through net interest income totaled $873,000 during 2022 and $12,196,000 during 2021. The PPP-related fees recognized contributed approximately 1 basis point to the net interest margin on an annualized basis in 2022 and 24 basis points in 2021. Accretion of loan discounts on acquired loans contributed approximately 7 basis points to the net interest margin in both 2022 and 2021. Accretion of discounts on acquired loans totaled $4,341,000 during 2022 and $3,476,000 during 2021.

During the year ended December 31, 2022, the Company recorded a provision for credit losses of $6,350,000 compared with the year ended December 31, 2021 negative provision for credit losses of $6,500,000. During the first quarter of 2022, the provision for credit losses included $6,300,000 for the Day 1 CECL addition to the allowance for credit loss related to the CUB acquisition for the non-PCD loans. The negative provision for credit losses in 2021 was largely due to a decline in certain adversely criticized assets and improvement in certain pandemic-related stressed sectors for which the Company had provided significant levels of allowance for credit losses during 2020.

During the year ended December 31, 2022, non-interest income declined $329,000, or less than 1%, from the year ended December 31, 2021. Excluding the net gains on sales of loans and securities, non-interest income increased $5,805,000, or 12%, during 2022 compared with 2021.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

8 of 20

	Year Ended	Year Ended
Non-interest Income	12/31/2022	12/31/2021
(dollars in thousands)

Wealth Management Fees	$10,076	$10,321
Service Charges on Deposit Accounts	11,457	7,723
Insurance Revenues	10,020	9,268
Company Owned Life Insurance	2,264	1,529
Interchange Fee Income	15,820	13,116
Other Operating Income	5,116	6,991
Subtotal	54,753	48,948
Net Gains on Sales of Loans	3,818	8,267
Net Gains on Securities	562	2,247
Total Non-interest Income	$59,133	$59,462

Service charges on deposit accounts increased $3,734,000, or 48%, during the year ended December 31, 2022 compared with the 2021. The increase during 2022 compared with 2021 was the result of the CUB acquisition as well as increased deposit customer activity.

Company owned life insurance revenue increased $735,000, or 48%, during 2022 compared with 2021. The increase was largely related to death benefits received from life insurance policies during 2022 and to the CUB acquisition.

Interchange fee income increased $2,704,000, or 21%, during the year ended December 31, 2022 compared with 2021. The increase in the level of fees during 2022 compared with 2021 was related to the CUB acquisition as well as increased card utilization by customers.

Other operating income declined $1,875,000, or 27%, during the year ended December 31, 2022 compared with 2021. This decline was primarily attributable to the net gain of $1.4 million related to the sale of the two branch office locations during the third quarter of 2021 and to a lower level interest rate swap transaction fees with loan customers.

Net gains on sales of loans declined $4,449,000, or 54%, during the year ended December 31, 2022 compared with 2021. The decline in 2022 compared with 2021 was generally attributable to a lower volume of loans sold and lower pricing levels. Loan sales totaled $168.1 million during 2022 compared with $266.0 million during 2021.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

9 of 20
The Company realized $562,000 in gains on sales of securities during 2022 compared with $2,247,000 during the same period of 2021. The sales of securities in both periods was done as part of modest shifts in the allocations within the securities portfolio.

During the year ended December 31, 2022, non-interest expense totaled $154,191,000, an increase of $30,184,000, or 24%, compared with the year ended December 31, 2021. The 2022 non-interest expenses included approximately $12,323,000 of non-recurring acquisition-related expenses for the acquisition of CUB. The primary drivers of the remaining increases during 2022 compared with 2021 were the operating costs for CUB.

	Year Ended	Year Ended
Non-interest Expense	12/31/2022	12/31/2021
(dollars in thousands)

Salaries and Employee Benefits	$84,145	$68,570
Occupancy, Furniture and Equipment Expense	14,921	14,831
FDIC Premiums	1,860	1,419
Data Processing Fees	15,406	7,611
Professional Fees	6,295	5,009
Advertising and Promotion	4,416	4,197
Intangible Amortization	3,711	2,731
Other Operating Expenses	23,437	19,639
Total Non-interest Expense	$154,191	$124,007

Salaries and benefits increased $15,575,000, or 23%, during 2022 compared with 2021. The increase in salaries and benefits during 2022 compared with 2021 was largely attributable to the CUB acquisition. 2022 included approximately $1,480,000 of acquisition-related salary and benefit costs of a non-recurring nature with the remainder of the increase due primarily to the salaries and benefits costs for the CUB employee base.

Data processing fees increased $7,795,000, or 102%, during the year ended December 31, 2022 compared with 2021. The increase during 2022 compared with 2021 was largely driven by acquisition-related costs which totaled approximately $4,982,000 during 2022, along with the CUB operating costs and costs related to continued data system enhancements.

Professional fees increased $1,286,000, or 26%, during 2022 compared with 2021. The increase during 2022 was primarily due to professional fees associated with the CUB acquisition. Merger and acquisition

NEWS RELEASE

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D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

10 of 20
related professional fees totaled approximately $1,802,000 during 2022 compared with $678,000 during 2021.

Intangible amortization increased $980,000, or 36%, during 2022 compared with 2021. The increase in intangible amortization was attributable to the CUB acquisition.

Other operating expenses increased $3,798,000, or 19%, during the year ended December 31, 2022 compared with 2021. The increase in 2022 compared to 2021 was primarily attributable to acquisition-related costs that totaled approximately $3,862,000 during 2022 and operating costs associated with CUB. The acquisition-related costs were primarily vendor contract termination costs.

Results of Operations Highlights – Quarter ended December 31, 2022

Net income for the quarter ended December 31, 2022 totaled $24,415,000, or $0.83 per share, compared with the third quarter 2022 net income of $24,596,000, or $0.83 per share, and an increase of 14% on a per share basis compared with the fourth quarter 2021 net income of $19,272,000, or $0.73 per share.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

11 of 20

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	December 31, 2022			September 30, 2022			December 31, 2021

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$234,107	$2,200	3.73%	$402,006	$2,053	2.03%	$444,325	$159	0.14%
Securities	1,735,534	13,150	3.03%	1,848,165	12,955	2.80%	1,783,811	10,147	2.28%
Loans and Leases	3,728,788	47,262	5.03%	3,676,862	43,251	4.67%	3,007,279	34,115	4.50%
Total Interest Earning Assets	$5,698,429	$62,612	4.37%	$5,927,033	$58,259	3.91%	$5,235,415	$44,421	3.37%

Liabilities
Demand Deposit Accounts	$1,735,264			$1,738,237			$1,456,179
IB Demand, Savings, and
MMDA Accounts	$3,359,079	$6,347	0.75%	$3,477,902	$3,131	0.36%	$2,871,441	$702	0.10%
Time Deposits	426,710	692	0.64%	451,390	466	0.41%	364,669	403	0.44%
FHLB Advances and Other Borrowings	162,792	1,441	3.51%	143,548	1,229	3.39%	193,522	1,149	2.35%
Total Interest-Bearing Liabilities	$3,948,581	$8,480	0.85%	$4,072,840	$4,826	0.47%	$3,429,632	$2,254	0.26%

Cost of Funds			0.59%			0.32%			0.17%
Net Interest Income		$54,132			$53,433			$42,167
Net Interest Margin			3.78%			3.59%			3.20%

During the fourth quarter of 2022, net interest income, on a non tax-equivalent basis, totaled $52,381,000, an increase of $683,000, or 1%, compared to the third quarter of 2022 net interest income of $51,698,000 and an increase of $11,650,000, or 29%, compared to the fourth quarter of 2021 net interest income of $40,731,000.

The increase in net interest income during the fourth quarter of 2022 compared with the third quarter of 2022 was primarily attributable to an increase in the Company's net interest margin, which was partially mitigated by a lower level of average earning assets driven by a reduced level of average deposits. The increase in net interest income during the fourth quarter of 2022 compared with the fourth quarter of 2021 was primarily attributable to an improved net interest margin and a higher level of average earning assets driven largely by the CUB acquisition. The increase in year-over-year net interest income for the quarter was partially offset by a lower level of PPP loan fee recognition.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

12 of 20

The tax equivalent net interest margin for the quarter ended December 31, 2022 was 3.78% compared with 3.59% in the third quarter of 2022 and 3.20% in the fourth quarter of 2021. The improvement in the net interest margin during the fourth quarter of 2022 was largely attributable to increased market interest rates resulting in improved yields on earning assets. The Company's net interest margin and net interest income have been impacted by fees recognized as a part of the PPP and accretion of loan discounts on acquired loans. The impact of the PPP fees and accretion of loan discounts was lower in the fourth quarter of 2022 compared with both the third quarter of 2022 and the fourth quarter of 2021.

While no fees were recognized on PPP loans through net interest income during the fourth quarter of 2022, $46,000 was recognized during the third quarter of 2022 and $2,302,000 during the fourth quarter of 2021. The fees recognized related to the PPP was immaterial to the net interest margin in the third quarter of 2022, and contributed approximately 18 basis points in the fourth quarter of 2021. Accretion of discounts on acquired loans totaled $603,000 during the fourth quarter of 2022, $1,099,000 during the third quarter of 2022 and $1,421,000 during the fourth quarter of 2021. Accretion of loan discounts on acquired loans contributed approximately 4 basis points to the net interest margin in the fourth quarter of 2022, 7 basis points in the third quarter of 2022 and 11 basis points in the fourth quarter of 2021.

During the quarter ended December 31, 2022, the Company recorded a provision for credit losses of $500,000 compared with a provision for credit losses of $350,000 in the third quarter of 2022 and a provision for credit losses of $2,000,000 during the fourth quarter of 2021.

Net charge-offs totaled $1,031,000, or 11 basis point on an annualized basis, of average loans outstanding during the fourth quarter of 2022 compared with $682,000, or 7 basis points on an annualized basis, of average loans during the third quarter of 2022 and compared with $2,781,000, or 37 basis point, of average loans during the fourth quarter of 2021. The level of net charge-offs during the fourth quarter of 2022 was primarily attributable to a single commercial loan relationship that had been adversely classified throughout 2022. The elevated level of net charge-offs during the fourth quarter of 2021 was also primarily related to a single commercial loan relationship that became adversely classified earlier during 2021.

During the quarter ended December 31, 2022, non-interest income totaled $13,668,000, a decline of $429,000, or 3%, compared with the third quarter of 2022 and a decline of $1,299,000, or 9%, compared with the fourth quarter of 2021. The decline during the fourth quarter of 2022 compared with both comparative periods was primarily attributable to the slow down in residential real estate lending, which is being experienced across the mortgage industry, resulting in a decline in the Company's net gains on sales of loans.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

13 of 20

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	12/31/2022	9/30/2022	12/31/2021
(dollars in thousands)

Wealth Management Fees	$2,420	$2,376	$2,653
Service Charges on Deposit Accounts	2,889	3,014	2,293
Insurance Revenues	2,050	1,995	1,949
Company Owned Life Insurance	496	416	299
Interchange Fee Income	3,972	4,054	3,465
Other Operating Income	1,258	1,365	1,704
Subtotal	13,085	13,220	12,363
Net Gains on Sales of Loans	494	854	1,850
Net Gains on Securities	89	23	754
Total Non-interest Income	$13,668	$14,097	$14,967

Service charges on deposit accounts declined $125,000, or 4%, during the fourth quarter of 2022 compared with the third quarter of 2022 and increased $596,000, or 26%, compared with the fourth quarter of 2021. The increase during the fourth quarter of 2022 compared with the fourth quarter of 2021 was primarily the the result of the CUB acquisition.

Interchange fee income declined $82,000, or 2%, during the quarter ended December 31, 2022 compared with the third quarter of 2022 and increased $507,000, or 15%, compared with the fourth quarter of 2021. The increase in the level of fees during the fourth quarter of 2022 compared with the fourth quarter of 2021 was largely related to the CUB acquisition.

Other operating income declined $107,000, or 8%, during the fourth quarter of 2022 compared with third quarter of 2022 and declined $446,000, or 26%, compared with the fourth quarter of 2021. The decline during the fourth quarter of 2022 compared with the same period of the prior year was primarily attributable to fair value adjustments and lower transaction fees associated with interest rate swap transactions with loan customers.

Net gains on sales of loans declined $360,000, or 42%, during the fourth quarter of 2022 compared with the third quarter of 2022 and declined $1,356,000, or 73%, compared with the fourth quarter of 2021. The decline in the fourth quarter of 2022 compared with both periods was largely related to a lower volume of loans sold and lower pricing levels. Loan sales totaled $25.5 million during the fourth quarter of 2022

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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compared with $40.9 million during the third quarter of 2022 and $66.3 million during the fourth quarter of 2021.

During the quarter ended December 31, 2022, non-interest expense totaled $35,614,000, an increase of $898,000, or 3%, compared with the third quarter of 2022, and an increase of $4,347,000, or 14%, compared with the fourth quarter of 2021.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	12/31/2022	9/30/2022	12/31/2021
(dollars in thousands)

Salaries and Employee Benefits	$20,922	$19,751	$17,116
Occupancy, Furniture and Equipment Expense	3,655	3,685	3,200
FDIC Premiums	442	477	373
Data Processing Fees	2,510	2,712	2,083
Professional Fees	1,171	1,188	979
Advertising and Promotion	1,036	1,215	1,813
Intangible Amortization	840	897	599
Other Operating Expenses	5,038	4,791	5,104
Total Non-interest Expense	$35,614	$34,716	$31,267

Salaries and benefits increased $1,171,000, or 6%, during the quarter ended December 31, 2022 compared with the third quarter of 2022 and increased $3,806,000, or 22%, compared with the fourth quarter of 2021. The increase in salaries and benefits during the fourth quarter of 2022 compared with the third quarter of 2022 was primarily due to incentive and bonus plan costs and increased employee medical insurance benefit costs. The increase in salaries and benefits during the fourth quarter of 2022 compared with the fourth quarter of 2021 was largely related to the salaries and benefit costs for the CUB employee base, a higher number of full time equivalent employees and increased medical insurance benefit costs.

Occupancy, furniture and equipment expense declined $30,000, or 1%, during the fourth quarter of 2022 compared with the third quarter of 2022 and increased $455,000, or 14%, compared with the fourth quarter of 2021. The increase during the fourth quarter of 2022 compared with the fourth quarter of 2021 was primarily attributable to the operation of the CUB branch network.

Data processing fees declined $202,000, or 7%, during the fourth quarter of 2022 compared with the third quarter of 2022 and increased $427,000, or 21%, compared with the fourth quarter of 2021. The decline

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For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

15 of 20
during the fourth quarter of 2022 compared with the third quarter of 2022 was largely driven by costs associated with enhancements to the Company's digital banking systems during the third quarter of 2022. The increase in data processing fees during the fourth quarter of 2022 compared with the same period of the prior year was in part attributable to the CUB acquisition and additionally related to continued data system enhancements.

Advertising and promotion fees declined $179,000, or 15%, in the fourth quarter of 2022 compared with the third quarter of 2022 and declined $777,000, or 43%, compared with the fourth quarter of 2021. The decline during the fourth quarter of 2022 compared with the third quarter of 2022 was primarily the result of additional civic-related contributions in our local markets during the third quarter of 2022. The decline during the fourth quarter of 2022 compared with the fourth quarter of 2021 was primarily related to the donation of a building and accompanying real estate to a local municipality in one of the Company's market areas.

About German American

German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 77 banking offices in 20 contiguous southern Indiana counties and 14 counties in Kentucky. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates;
b.changes in competitive conditions;

NEWS RELEASE

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D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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c.the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;
d.changes in customer borrowing, repayment, investment and deposit practices;
e.changes in fiscal, monetary and tax policies;
f.changes in financial and capital markets;
g.potential deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration;
h.the severity and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and our business, results of operations and financial condition;
i.our participation in the Paycheck Protection Program administered by the Small Business Administration;
j.capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
k.factors driving impairment charges on investments;
l.the impact, extent and timing of technological changes;
m.potential cyber-attacks, information security breaches and other criminal activities;
n.litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
o.actions of the Federal Reserve Board;
p.the possible effects of the replacement of the London Interbank Offering Rate (LIBOR);
q.the impact of the current expected credit loss (CECL) standard;
r.changes in accounting principles and interpretations;
s.potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
t.actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
u.impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
v.the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends;
w.with respect to the merger with CUB, the possibility that the benefits of the transaction, including cost savings and strategic gains, do not continue as anticipated, including as a result of the impact of, or problems arising

NEWS RELEASE

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D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

17 of 20
from, the continued integration of the two companies, unexpected credit quality problems of the acquired loans or other assets, or unexpected attrition of the customer base of the acquired institution or branches; and
x.other risk factors expressly identified in German American’s filings with the SEC.
Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	December 31, 2022	September 30, 2022	December 31, 2021
ASSETS
Cash and Due from Banks	$77,174	$70,660	$47,173
Short-term Investments	42,405	303,133	350,462
Investment Securities	1,762,022	1,701,981	1,889,970

Loans Held-for-Sale	8,600	10,418	10,585

Loans, Net of Unearned Income	3,784,934	3,682,516	3,004,264
Allowance for Credit Losses	(44,168)	(44,699)	(37,017)
Net Loans	3,740,766	3,637,817	2,967,247

Stock in FHLB and Other Restricted Stock	15,037	15,106	13,048
Premises and Equipment	112,237	111,098	88,863
Goodwill and Other Intangible Assets	189,783	190,812	127,606
Other Assets	207,967	218,880	113,585
TOTAL ASSETS	$6,155,991	$6,259,905	$5,608,539

LIABILITIES
Non-interest-bearing Demand Deposits	$1,691,804	$1,755,065	$1,529,223
Interest-bearing Demand, Savings, and Money Market Accounts	3,229,778	3,381,082	2,867,994
Time Deposits	428,469	438,194	347,099
Total Deposits	5,350,051	5,574,341	4,744,316

Borrowings	203,806	146,015	152,183
Other Liabilities	43,741	44,848	43,581
TOTAL LIABILITIES	5,597,598	5,765,204	4,940,080

SHAREHOLDERS' EQUITY
Common Stock and Surplus	416,664	416,249	302,611
Retained Earnings	405,167	387,510	350,364
Accumulated Other Comprehensive Income (Loss)	(263,438)	(309,058)	15,484
SHAREHOLDERS' EQUITY	558,393	494,701	668,459

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,155,991	$6,259,905	$5,608,539

END OF PERIOD SHARES OUTSTANDING	29,493,193	29,485,121	26,553,508

TANGIBLE BOOK VALUE PER SHARE (1)	$12.50	$10.31	$20.37

(1) Tangible Book Value per Share is defined as Total Shareholders' Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
INTEREST INCOME
Interest and Fees on Loans	$47,108	$43,128	$34,060	$169,158	$139,151
Interest on Short-term Investments	2,200	2,053	159	5,765	488
Interest and Dividends on Investment Securities	11,553	11,343	8,766	44,003	30,740
TOTAL INTEREST INCOME	60,861	56,524	42,985	218,926	170,379

INTEREST EXPENSE
Interest on Deposits	7,039	3,597	1,105	13,514	4,955
Interest on Borrowings	1,441	1,229	1,149	4,828	4,594
TOTAL INTEREST EXPENSE	8,480	4,826	2,254	18,342	9,549

NET INTEREST INCOME	52,381	51,698	40,731	200,584	160,830
Provision for Credit Losses	500	350	2,000	6,350	(6,500)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	51,881	51,348	38,731	194,234	167,330

NON-INTEREST INCOME
Net Gain on Sales of Loans	494	854	1,850	3,818	8,267
Net Gain on Securities	89	23	754	562	2,247
Other Non-interest Income	13,085	13,220	12,363	54,753	48,948
TOTAL NON-INTEREST INCOME	13,668	14,097	14,967	59,133	59,462

NON-INTEREST EXPENSE
Salaries and Benefits	20,922	19,751	17,116	84,145	68,570
Other Non-interest Expenses	14,692	14,965	14,151	70,046	55,437
TOTAL NON-INTEREST EXPENSE	35,614	34,716	31,267	154,191	124,007

Income before Income Taxes	29,935	30,729	22,431	99,176	102,785
Income Tax Expense	5,520	6,133	3,159	17,351	18,648

NET INCOME	$24,415	$24,596	$19,272	$81,825	$84,137

BASIC EARNINGS PER SHARE	$0.83	$0.83	$0.73	$2.78	$3.17
DILUTED EARNINGS PER SHARE	$0.83	$0.83	$0.73	$2.78	$3.17

WEIGHTED AVERAGE SHARES OUTSTANDING	29,485,940	29,484,394	26,547,008	29,464,591	26,537,311
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	29,485,940	29,484,394	26,547,008	29,464,591	26,537,311

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended			Tweleve Months Ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2022	2022	2021	2022	2021
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.56%	1.53%	1.38%	1.26%	1.57%
	Annualized Return on Average Equity	18.99%	16.77%	11.79%	13.41%	13.09%
	Annualized Return on Average Tangible Equity (1)	30.14%	24.87%	14.66%	19.51%	16.38%
	Net Interest Margin	3.78%	3.59%	3.20%	3.45%	3.31%
	Efficiency Ratio (2)	52.53%	51.41%	54.73%	57.88%	55.05%
	Net Overhead Expense to Average Earning Assets (3)	1.54%	1.39%	1.25%	1.58%	1.29%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.11%	0.07%	0.37%	0.06%	0.11%
	Allowance for Credit Losses to Period End Loans	1.17%	1.21%	1.23%
	Non-performing Assets to Period End Assets	0.23%	0.22%	0.26%
	Non-performing Loans to Period End Loans	0.38%	0.37%	0.49%
	Loans 30-89 Days Past Due to Period End Loans	0.37%	0.31%	0.13%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$6,243,859	$6,440,580	$5,585,419	$6,514,030	$5,369,707
	Average Earning Assets	$5,698,429	$5,927,033	$5,235,415	$5,999,668	$5,015,633
	Average Total Loans	$3,728,788	$3,676,862	$3,007,279	$3,680,708	$3,072,302
	Average Demand Deposits	$1,735,264	$1,738,237	$1,456,179	$1,738,349	$1,378,647
	Average Interest Bearing Liabilities	$3,948,581	$4,072,841	$3,429,632	$4,121,179	$3,301,956
	Average Equity	$514,335	$586,744	$653,768	$610,066	$642,934

	Period End Non-performing Assets (4)	$14,315	$13,780	$14,758
	Period End Non-performing Loans (5)	$14,315	$13,780	$14,758
	Period End Loans 30-89 Days Past Due (6)	$14,040	$11,445	$3,909

	Tax Equivalent Net Interest Income	$54,132	$53,433	$42,167	$207,279	$165,783
	Net Charge-offs during Period	$1,031	$682	$2,781	$2,316	$3,342

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.